CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated February 11, 2008 on the financial statements of Gold Ribbon Bio Energy Co. (formerly US Bio Energy, Inc.) (a development stage company) as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006, for the period from inception (September 12, 2005) to December 31, 2005, and for the period from inception (September 12, 2005) to December 31, 2006 in the Form S-1 to the Registration Statement of Gold Ribbon Bio Energy Holdings, Inc. dated on or about February 11, 2008 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

Certified Public Accountants

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Minneapolis, Minnesota

February 11, 2008